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(EXHIBIT 3.1)
                            ARTICLES OF INCORPORATION
                                       OF
                                 TEHAMA BANCORP

     The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of California, hereby certifies:

                                        I
     The name of the corporation is Tehama Bancorp.

                                       II
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III
     The name and complete business address in the State of California of the corporation's Initial Agent for Service of Process is: John W. Carr, Bronson, Bronson & McKinnon LLP, 505 Montgomery Street, San Francisco, California 94111.

                                       IV
     The corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is Four Million (4,000,000) and the number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000). The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock, and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
                                        V
     (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     (b) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Sections 204 and 317 of the California Corporations Code.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

                             /s/ John W. Carr
                         -----------------------------------
                            John W. Carr, Incorporator